EXHIBIT 10.10

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into by Heat Biologics, Inc., a Delaware corporation (the "Corporation") and Jeffrey Wolf (the "CEO") to be effective as of _____________, 2011.

WHEREAS, the Corporation and CEO entered into that certain Employment Agreement dated as dated as of December 18, 2009 (the "Original Agreement"); and

WHEREAS, CEO and the Corporation now desire to amend certain terms of the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and accuracy of which is hereby acknowledged, the parties agree as follows:

1. Duties. Section l(c) (Duties) of the Original Agreement is hereby deleted in its entirety and replaced with the following language: "(c) The CEO is a Partner at Seed-One Ventures, LLC ("Seed-One"). Subject to Section 2(d) below, the CEO shall devote his full time and efforts to the Corporation."

2. Compensation. Section 3(a) is hereby deleted in its entirety and replaced with the following language:

"(a) Subject to the terms and conditions of this Agreement, as compensation for the performance of his duties on behalf of the Corporation, the CEO shall be compensated as follows:

(i) In the calendar year 2010, the Corporation shall pay CEO an annual salary of $4,000.

(ii) Starting on or after January 1, 2011 through December 31, 2011 the Corporation shall pay CEO an annual salary of $125,000 (the "Base Salary"). Starting on January 1, 2012, the Corporation shall pay CEO an annual salary of $250,000. The CEO's salary may be increased from time to time by the Board.

(iii) Within 30 days from the date of the Closing of the Corporation's Series A Preferred Stock Financing (the "Closing Date"), the CEO shall be paid a guaranteed performance bonus (the "Guaranteed Performance Bonus") of at least $25,000 (the "First Year Bonus"). Within 30 days after the end of the first anniversary of the Closing Date, the CEO shall be paid a performance bonus of at least $50,000 (the "Second Year Bonus"). Within 30 days after the end of the second anniversary of the Closing Date, the CEO shall be paid a performance bonus of at least $75,000 (the "Third Year Bonus"). In addition, the Board may, in its sole discretion, award the CEO a performance bonus (the "Performance Bonus") equal to up to 50% of his then outstanding Base Salary at the end of each year. The Corporation and the CEO shall use their best efforts to agree upon the performance milestones for the first year of the CEO's employment by the Corporation, and shall use best efforts to agree upon the performance milestones for subsequent years on or before the commencement of such year. For the avoidance of doubt, CEO will be eligible for all bonuses set forth in this section only if he is employed by the Corporation on the date such bonus becomes payable.

(iv) Subject to the terms of this Agreement and the CEO's continued service to the Corporation, the Board will approve:

(A) The Corporation and CEO agree and acknowledge that the options to purchase stock referenced in this section in the Original Agreement have been approved and granted. . .

(B) The Corporation and CEO agree and acknowledge that the options to purchase stock referenced in this section in the Original Agreement have been approved and granted.

(C) The Corporation shall grant the CEO additional stock options equal to 2% of the total fully-diluted equity of the Corporation at an exercise price equal to the then current fair market value of the underlying Common Stock on the date of grant, as determined by the Board, if the Common Stock of the Corporation is traded on a recognized national exchange or NASDAQ and the market capitalization of the Corporation exceeds $250 million for 5 days of longer. The terms and conditions of such option, including vesting, shall be governed by a stock option agreement in a form acceptable to the Corporation.

(v) The Base Salary and any additional cash bonus payments provided for in this Agreement (the "Total Annual Cash Compensation") and the CEO's additional participation in the Corporation's 2009 Stock Incentive Plan and other items of the compensation package contemplated in this Agreement shall be reviewed by the Corporation at the end of each year of the CEO's employment but with no obligation to effect an increase in the Total Annual Cash Compensation paid to the CEO or to grant additional options to purchase common stock of the Corporation, provided that in no event shall the Base Salary or the Total Annual Cash Compensation be decreased.

(vi) The Corporation shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the CEO pursuant to this Paragraph 3(a)."

1.

Full Force and Effect. Except as modified hereby, the Original Agreement continues in full force and effect.

2.

Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

3.

Entire Agreement. The Original Agreement, together with this Amendment, is the entire agreement between the Corporation and CEO.

4.  Governing Law. This Amendment is governed by the laws of the State of Florida.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed effective as of the date first written above.

Heat Biologics, Inc.

By:	Michael Kharitonov, Ph.D.

Signature:

Title:	Heat Biologics Board of Directors and Member of Compensation Committee

By:	John Monahan, Ph.D.

Signature:

Title:	Heat Biologics Board of Directors and Member of Compensation Committee

CEO

Jeffrey Wolf

Signature Page

First Amendment to Employment Agreement